Exhibit 5.5

August 17, 2020

JetBlue Airways Corporation

27-01 Queens Plaza North

Long Island City, NY 11101

RE: JetBlue	Airways 2020-1B Pass Through Certificates

Ladies and Gentlemen:

We have acted as counsel to Wilmington Trust Company, a Delaware trust company (in its individual capacity, “WTC”; in its capacity as Subordination Agent, Pass Through Trustee or Loan Trustee, as applicable, the “Trustee”), in connection with the transactions contemplated by the Pass Through Trust Agreement, dated as of November 12, 2019 (the “Basic Agreement”), between WTC, as Pass Through Trustee, and JetBlue Airways Corporation (“JetBlue”), as supplemented by Trust Supplement 2020-1B, dated as of the date hereof (the “Trust Supplement”; the Basic Agreement as so supplemented, the “Pass Through Trust Agreement”) including the issuance of the pass through certificates pursuant to the Pass Through Trust Agreement (the “Certificates”). This opinion is furnished pursuant to your request.

We have examined executed counterparts of the following documents:

(a)	the Basic Agreement;

(b)	the Pass Through Trust Agreement (together with the Basic Agreement, the “Transaction Documents”);

(c)

(1) The Registration Statement on Form S-3 (Registration No. 333-230007), filed by JetBlue under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), with the Securities and Exchange Commission on March 1, 2019, including the exhibits thereto and the documents filed by JetBlue with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, that are incorporated by reference therein and also including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430B under the Securities Act (the “Registration Statement”), (2) the basic prospectus dated March 1, 2019, related to pass through certificates included in the Registration Statement, (3) the preliminary prospectus supplement of JetBlue dated

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August 17, 2020

August 3, 2020, relating to the Certificates in the form filed pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein, and (4) the final prospectus supplement of JetBlue dated August 3, 2020 relating to the Certificates in the form filed pursuant to Rule 424(b) under the Securities Act, including the documents incorporated by reference therein (the “Final Prospectus Supplement”); and

(d)	the Certificates issued on the date hereof in definitive form.

We have also examined originals or copies of such other documents and such corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the documents referred to in this paragraph.

Based upon the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth below, we advise you that, in our opinion:

1. WTC is a trust company duly organized and validly existing in good standing under the laws of the State of Delaware, and has the full power, authority and legal right to execute, deliver and perform its obligations under, in its individual capacity, or as Trustee, as the case may be, the Transaction Documents, and the Trustee has the full corporate power and authority to issue, execute, deliver and authenticate the Certificates being issued today. WTC is a “citizen of the United States” as defined in 49 U.S.C. § 40102.

2. Each of the Transaction Documents has been duly authorized by all necessary corporate or trust action, each of the Transaction Documents has been executed and delivered by WTC in its individual capacity, or as Trustee, as the case may be, and constitutes a legal, valid and binding obligation of WTC in its individual capacity, or as Trustee, as the case may be, enforceable against WTC in its individual capacity, or as Trustee, as the case may be, in accordance with its terms. The Pass Through Trust Agreement is a legal, valid and binding obligation of JetBlue, enforceable against JetBlue in accordance with its terms.

3. WTC, solely in its capacity as Trustee, has duly authorized, issued, executed, authenticated and delivered the Certificates to the holders thereof pursuant to the terms and provisions of the Transaction Documents; the Certificates are duly authorized, legal, valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their terms and the terms of the Pass Through Trust Agreement and are entitled to the benefits of the Pass Through Trust Agreement.

4. No authorization, consent or approval of, notice to or filing with, or the taking of any other action in respect of, any governmental authority or agency of the United States or the State of Delaware governing the trust powers of WTC is required for the

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August 17, 2020

authorization, execution, delivery or performance by WTC in its individual capacity, or as Trustee, as the case may be, of the Transaction Documents or the consummation of any of the transactions contemplated thereby or the issuance, execution, authentication and delivery of the Certificates.

5. Neither the authorization, execution, delivery or performance by WTC in its individual capacity, or as Trustee, as the case may be, of the Transaction Documents or the issuance of the Certificates, nor compliance with the terms and provisions of any thereof or the consummation of any of the transactions contemplated thereby, conflicts with the charter or bylaws of WTC or results in a breach or violation of any of the terms, conditions or provisions of any law, governmental rule or regulation of the United States or the State of Delaware governing the trust powers of WTC or, to our knowledge, any order, writ, injunction or decree of any court or governmental authority against WTC or by which it or any of its properties is bound or, to our knowledge, any indenture, mortgage, contract or other agreement or instrument to which WTC is a party or by which it or any of its properties is bound, or constitutes a default or result in a lien or encumbrance thereunder or, to our knowledge, results in a violation of any judgment or order applicable to WTC.

6. To our knowledge, there are no proceedings pending or threatened against or affecting WTC in any court or before any governmental authority, agency, arbitration board or tribunal which, if adversely determined, individually or in the aggregate, would materially and adversely affect the pass through trusts created pursuant to the Transaction Documents or question the right, power and authority of WTC in its individual capacity, or as Trustee, as the case may be, to enter into or perform its obligations under the Transaction Documents or to issue the Certificates or which would call into question or challenge the validity of any of the Transaction Documents or the Certificates or the enforceability thereof.

The foregoing opinions are subject to the following assumptions, exceptions and qualifications:

A. We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware and the federal laws of the United States of America governing the trust powers of Wilmington Trust Company (except that we express no opinion with respect to (i) federal securities laws, including, without limitation, the Securities Act of 1933, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, or (ii) state securities or blue sky laws).

B. The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent conveyance and similar laws relating to or affecting the rights and remedies of creditors generally, or (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law).

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C. We have assumed the due authorization, execution and delivery by JetBlue of the Basic Agreement and the Trust Supplement and that JetBlue has the full power, authority and legal right to execute, deliver and perform each such document.

D. We have assumed that all signatures (other than those of Wilmington Trust Company in its individual capacity, or as Trustee, as the case may be) on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

E. We have not participated in the preparation of any offering materials with respect to the Certificates and assume no responsibility for their contents.

We hereby consent to the filing of this opinion as an exhibit to JetBlue’s Current Report on Form 8-K filed on the date hereof and incorporated by reference in the Registration Statement and we further consent to the use of our name under the heading “Validity of the Class B Certificates” in the Final Prospectus Supplement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

The law firm Debevoise & Plimpton LLP is entitled to rely upon this opinion letter in rendering its opinion as described in the Final Prospectus Supplement under the heading “Validity of the Class B Certificates” and filed as an Exhibit to the Company’s Current Report on Form 8-K filed on the date hereof as if addressed and delivered to it subject to all assumptions, qualifications and limitations set forth herein.

Very truly yours,

/s/ Morris James LLP

LCL/pab